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Exhibit 99.(a)(1)(A)

TULARIK INC.
TWO CORPORATE DRIVE
SOUTH SAN FRANCISCO, CA 94080
(650) 825-7300

OFFER TO EXCHANGE
OUTSTANDING OPTIONS
TO PURCHASE COMMON STOCK
DECEMBER 19, 2002

TULARIK INC.

OFFER TO EXCHANGE OUTSTANDING OPTIONS

THE OFFER EXPIRES AT 5:00 P.M., PACIFIC STANDARD TIME,
ON FRIDAY, JANUARY 17, 2003, UNLESS THE OFFER IS EXTENDED

        Tularik Inc. ("Tularik" or the "Company") is offering employees of the Company and its wholly-owned subsidiaries who are not executive officers of the Company (each an "Eligible Participant") the opportunity to exchange all outstanding stock options, with exercise prices per share greater than or equal to $14.00 per share (the "Eligible Options") granted under the Company's 1997 Equity Incentive Plan, as amended (the "Plan"), for replacement options (the "Replacement Options") to purchase shares of the Company's Common Stock ("Common Stock").

        The Company is conducting the exchange with respect to Eligible Options on a one-for-one (1:1) basis. For those Eligible Participants who elect to participate in this offer pursuant to the terms described herein, options you elect to exchange ("Exchanged Options") will be cancelled and no longer valid as of January 17, 2003 (or a later date if Tularik extends the Offer)(the "Exchange Date"), and on July 18, 2003 (or a later date if Tularik extends the Offer)(the "Grant Date"), the Company will grant you a Replacement Option covering the same number of shares of Common Stock subject to your Eligible Options that were cancelled, so long as your employment or service with the Company or its subsidiaries continues through the Grant Date. THEREFORE, FOR EVERY SHARE OF COMMON STOCK ISSUABLE UPON EXERCISE OF ELIGIBLE OPTIONS THAT YOU EXCHANGE, THE COMPANY WILL GRANT YOU ONE REPLACEMENT OPTION TO ACQUIRE ONE SHARE OF COMMON STOCK.

        Please note that you must tender all outstanding shares under each particular Eligible Option you wish to tender. You may tender a partially exercised Eligible Option so long as you tender all unexercised shares subject to the Eligible Option. (See Section 1 of this Offer to Exchange). You may tender as many or as few of the Eligible Options as you like.

        We are making this offer upon the terms and subject to the conditions described in this Offer to Exchange Outstanding Options (the "Offer to Exchange," which, as it may be amended from time to time, constitutes the "Offer"). This Offer is not conditioned upon a minimum number of options being exchanged. This Offer is subject to all of the conditions that we describe in Section 6 of this Offer to Exchange.

        ALTHOUGH OUR BOARD OF DIRECTORS HAS APPROVED THIS OFFER, NEITHER WE NOR OUR BOARD OF DIRECTORS MAKES ANY RECOMMENDATION AS TO WHETHER OR NOT YOU SHOULD TENDER YOUR ELIGIBLE OPTIONS FOR EXCHANGE. YOU MUST MAKE YOUR OWN DECISION WHETHER TO TENDER YOUR ELIGIBLE OPTIONS.

        Shares of our Common Stock are quoted on the Nasdaq National Market under the symbol "TLRK." On December 17, 2002, the closing price of our Common Stock as reported on the Nasdaq National Market was $8.17 per share. We recommend that you obtain current market quotations for our Common Stock before deciding whether to elect to exchange your options. We can provide no assurance as to the price of our Common Stock at any time in the future, and nothing contained in this document or the other documents you receive relating to the Offer should be interpreted in any way as a claim relating to the future prospects of the price of our Common Stock, nor should any inference about such future prospects be drawn from anything contained herein or therein.

        You should direct questions about this Offer, requests for assistance in completing the related documentation and requests for additional copies of this Offer to Exchange or related documents to Chris Smith or Brandy Garduno via e-mail at exchange@tularik.com. Alternatively, you may reach Chris Smith via telephone at (650) 825-7395 or Brandy Garduno at (650) 825-7206.

        THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC"), NOR HAS THE SEC PASSED

UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. IN THE EVENT OF ANY CONFLICT BETWEEN THIS DOCUMENTATION AND THE RULES OF THE PLAN OR ANY APPLICABLE LEGISLATION, THE RULES OR LEGISLATION (AS THE CASE MAY BE) WILL TAKE PRECEDENCE. ALL REFERENCES TO TAXATION CONSEQUENCES ARE FOR GUIDANCE ONLY, AND WE RECOMMEND THAT YOU CONSULT A TAX ADVISOR TO DETERMINE THE TAX CONSEQUENCES OF THE OFFER TO YOU.

IMPORTANT

        Regardless of whether you accept or reject this Offer, you must complete and sign the Election Form and return it to Chris Smith or Brandy Garduno at Tularik before 5:00 p.m., Pacific Standard Time, on Friday, January 17, 2003 (or a later date if Tularik extends the Offer) (the "Expiration Date"). You do not need to return your stock option agreements for your Eligible Options to effectively elect to accept the Offer as they will be cancelled automatically if Tularik accepts your Eligible Options for exchange. However, you will be required to return such stock option agreements upon Tularik's request.

        The Replacement Options will have an exercise price equal to the closing price of the Company's Common Stock as reported on the Nasdaq National Market on the last market trading day prior to the Grant Date. We cannot guarantee that the Replacement Options will have a lower exercise price than the Eligible Options for which they are exchanged, because we can provide no assurance as to the price of our Common Stock at any time in the future. The Board of Directors recognizes that the decision to accept or reject the Offer is an individual one that should be based on a variety of factors, and you should consult your personal advisors if you have questions about your financial or tax situation. The information about this Offer from Tularik is limited to this document.

        Termination of your employment or service with the Company or one of its wholly-owned subsidiaries on or before the Grant Date will automatically revoke any election that you make to participate in this program and you will not receive any Replacement Options for your Eligible Options that have been cancelled, nor will the Company return any Eligible Options that you have tendered.

        WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON THE COMPANY'S BEHALF AS TO WHETHER OR NOT YOU SHOULD TENDER YOUR ELIGIBLE OPTIONS PURSUANT TO THE OFFER. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT AND THE TENDER OFFER STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 19, 2002. IF ANYONE MAKES ANY SUCH RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY SUCH INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

SCHEDULE A—Information about the Directors and Executive Officers of Tularik

SCHEDULE B—U.K. Tax Consequences

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SUMMARY OF TERMS

        The following is a summary of terms about the Offer presented in a question and answer format. We urge you to read carefully the remainder of this Offer to Exchange and the accompanying documents because the information in this summary is not complete. We have included references to the relevant sections of this Offer to Exchange where you can find a more complete description of the topics in this Summary of Terms.

Q1. WHAT SECURITIES ARE WE OFFERING TO EXCHANGE?

        We are offering to exchange all outstanding stock options that are currently outstanding under the Tularik 1997 Equity Incentive Plan with exercise prices per share greater than or equal to $14.00 per share that are held by employees of the Company or one of its wholly-owned subsidiaries, who are not executive officers of the Company.

Q2. WHY ARE WE MAKING THE OFFER?

        A cornerstone of our success has been the retention and motivation of our employees. Accordingly, since many of our outstanding options have exercise prices that are significantly higher than the current market price of our Common Stock, we felt it appropriate to offer this exchange program. (See Section 2 of this Offer to Exchange.)

Q3. ARE THERE CONDITIONS TO THE OFFER?

        The Offer is subject to all of the conditions described in Section 6 of this Offer to Exchange. However, the Offer is not conditioned on a minimum number of optionholders accepting the Offer or a minimum number of options being exchanged.

Q4. WHO CAN PARTICIPATE IN THE EXCHANGE?

        You can elect to surrender for cancellation Eligible Options if you are an Eligible Participant on the Exchange Date. Termination of your employment or service with the Company or one of its wholly-owned subsidiaries on or before the Grant Date will automatically revoke any election that you make to participate in this program and you will not receive any Replacement Options for your Eligible Options that have been cancelled, nor will the Company return any Eligible Options that you have tendered. (See Question 6 of this Offer to Exchange)

Q5. HOW MANY OPTION SHARES WILL I RECEIVE IN EXCHANGE FOR THE OPTION SHARES EXCHANGED?

        The Company is conducting the exchange with respect to Eligible Options on a one-for-one (1:1) basis. Thus, for those Eligible Participants who elect to participate in the Offer, your Exchanged Options will be cancelled and no longer valid as of the Exchange Date, and on the Grant Date, the Company will grant you a Replacement Option covering the same number of shares as were covered by your Exchanged Options (so long as your employment or service with the Company or one of its subsidiaries continues through the Grant Date). THEREFORE, FOR EVERY SHARE OF COMMON STOCK ISSUABLE UPON EXERCISE OF EXCHANGED OPTIONS, THE COMPANY WILL GRANT YOU A REPLACEMENT OPTION TO ACQUIRE ONE SHARE OF COMMON STOCK.

        The number of option shares to be represented by the Replacement Options will be adjusted for any stock splits, stock dividends, recapitalizations or similar transactions that may occur between the Exchange Date and the Grant Date. Replacement Options will be issued under the Plan. (See Section 8 of this Offer to Exchange.)

Q6. WHAT HAPPENS IF I ACCEPT THE OFFER AND TENDER ONE OR MORE OF MY ELIGIBLE OPTIONS BUT I AM NO LONGER EMPLOYED BY THE COMPANY ON THE GRANT DATE OF THE REPLACEMENT OPTIONS?

        If you accept the Offer to exchange any of your Eligible Options and are subsequently, for any reason, no longer employed by Tularik or its subsidiaries on the Grant Date, you will not receive any Replacement Options for your Eligible Options that have been cancelled, nor will the Company return any Eligible Options that you have tendered. Participation in the Offer does not confer upon you the right to remain employed by us.

        THEREFORE, IF YOU ARE NOT AN EMPLOYEE OF TULARIK OR ONE OF ITS SUBSIDIARIES FROM THE DATE YOUR ELIGIBLE OPTIONS ARE CANCELLED THROUGH THE GRANT DATE OF THE REPLACEMENT OPTIONS, YOU WILL NOT RECEIVE ANY REPLACEMENT OPTIONS IN EXCHANGE FOR YOUR ELIGIBLE OPTIONS THAT WERE CANCELLED. IN ADDITION, THE COMPANY WILL NOT RETURN YOUR CANCELLED OPTIONS, AND YOU WILL REALIZE NO VALUE FROM THE OPTIONS YOU EXCHANGED. YOU WILL NOT RECEIVE ANY OTHER FORM OF CONSIDERATION IF YOUR RIGHT TO YOUR REPLACEMENT OPTIONS TERMINATES BECAUSE YOUR SERVICE TO THE COMPANY, FOR WHATEVER REASON, CEASES PRIOR TO THE GRANT DATE OF THOSE REPLACEMENT OPTIONS. (See the discussion of vesting and exercisability under Question 13 below.)

Q7. IF MY CURRENT OPTIONS ARE INCENTIVE STOCK OPTIONS, WILL MY REPLACEMENT OPTIONS BE INCENTIVE STOCK OPTIONS? IF MY CURRENT OPTIONS ARE NONQUALIFIED STOCK OPTIONS, WILL MY REPLACEMENT OPTIONS BE NONQUALIFIED STOCK OPTIONS?

        All Replacement Options will be nonqualified stock options, and thus not subject to the favorable tax treatment applicable to incentive stock options. See Section 12 of this Offer to Exchange for a discussion of incentive and nonqualified stock options.

Q8. IF I AM A U.K. OR GERMAN EMPLOYEE WHO HOLDS OPTIONS UNDER THE PLAN, AM I SUBJECT TO THE SAME TERMS AS DESCRIBED IN THIS OFFER?

        If you are a U.K. or German employee who holds options under the Plan you are also subject to the terms of this Offer as described herein. U.K. employees should refer to Schedule B of this document entitled "U.K. Tax Consequences" for a discussion of the tax consequences of accepting or rejecting the Replacement Options under U.K. law. Employees in Germany should consult their own tax advisors regarding the tax consequences in Germany of accepting or rejecting the Replacement Options.

Q9. WHEN WILL I RECEIVE MY REPLACEMENT OPTIONS?

        The Replacement Options will be granted on July 18, 2003 (or a later date if Tularik extends the Offer). We expect the stock option agreements to be distributed promptly following the Grant Date. Moreover, if you accept the Offer and exchange all or part of your Eligible Options, we cannot, for accounting reasons, grant you any additional stock options until, at the earliest, the Grant Date for Replacement Options. See Section 5 of this Offer to Exchange for a discussion of acceptance of Exchanged Options and cancellation and issuance of Replacement Options.

Q10. WHY WON'T I RECEIVE MY REPLACEMENT OPTIONS IMMEDIATELY AFTER THE EXPIRATION DATE OF THE OFFER?

        If we were to grant Replacement Options on any date that is earlier than six months and one day after the date we cancel any of the Eligible Options that are exchanged pursuant to the terms of this

Offer, we would be required for financial accounting purposes to record a variable compensation expense against our earnings. By deferring the grant of the Replacement Options for at least six months and one day, we believe we will not have to record such a compensation expense.

Q11. WHAT WILL BE THE TERMS AND CONDITIONS OF THE REPLACEMENT OPTIONS?

        The Replacement Options will be issued under the Plan, and will be subject to the same terms and conditions as your Eligible Options previously issued under the Plan, except for differences in the exercise price (see Question 12 below), the vesting schedule (see Question 13 below) and the tax treatment of the Replacement Options, since all Replacement Options will be nonqualified stock options, regardless of whether the Exchanged Options were incentive stock options or nonqualified stock options. In addition, each Replacement Option cannot be exercised for unvested shares and cannot be exercised with a promissory note, whether or not your Exchanged Options had these features.

        For U.K. employees that were previously granted an "approved option" under the Company's Approved Executive Share Option Sub-Scheme (the "Approved Scheme"), please be aware that the Company is currently seeking approval from the Inland Revenue for Replacement Options granted under the Approved Scheme. If you are an employee who works in the United Kingdom and were granted Eligible Options, your Replacement Options will be granted as approved options up to an aggregate limit of £30,000 worth of Replacement Options (the value of the Replacement Options will be calculated based on the closing price of the Company's Common Stock as reported on Nasdaq National Market on the last market trading day prior to the Grant Date) and any excess Replacement Options will be granted as an "unapproved option" under the Company's Unapproved Executive Share Option Sub-Scheme (the "Unapproved Scheme"). While the Company cannot be certain that it will receive the approval to grant Replacement Options under the Approved Scheme by July 18, 2003, the Company expects to receive this approval by such date and will use its best efforts to do so. You should consult with your own personal advisor with respect to all tax matters. Please note that if you accept the terms of the this Offer and receive Replacement Options under the Approved Scheme then, in order to receive the favorable tax treatment under the laws of the United Kingdom, you must not exercise these Replacement Options for a three-year period from the date your Replacement Options are granted, nor within three years from a previous occasion on which you exercised, with the benefit of the favorable tax treatment, any other approved option (including options from other schemes or other companies, except for savings related share options). In the event that the Replacement Options are not approved grants or you do not meet the requirements set forth above, your Replacement Option will not receive favorable tax treatment under the laws of the United Kingdom. In addition, you will be required to enter into a Joint Election that will make you responsible to pay employer's national insurance contributions ("NICs") that may be payable at the time you exercise an unapproved option.

Q12. WHAT WILL BE THE EXERCISE PRICE OF THE REPLACEMENT OPTIONS?

        The Replacement Options will have an exercise price equal to the closing price of the Company's Common Stock as reported on the Nasdaq National Market on the last market trading day prior to the Grant Date. We cannot guarantee that the Replacement Options will have a lower exercise price than those of the Eligible Options exchanged because we can provide no assurance as to the price of our Common Stock at any time in the future, and nothing contained in this document or the other documents you receive relating to the Offer should be interpreted in any way as a claim relating to the future prospects of the price of our Common Stock. We recommend that you obtain current market quotations for our Common Stock before deciding whether to elect to exchange your Eligible Options. See Section 7 of this Offer to Exchange for a historical view of the price range of our Common Stock.

Q13. WHEN WILL THE REPLACEMENT OPTIONS VEST AND WHAT WILL BE THE VESTING SCHEDULE OF THE REPLACEMENT OPTIONS?

        Each Replacement Option will be 100% unvested on the Grant Date, and will vest monthly thereafter over the vesting period assigned to the Replacement Option. The vesting period for each Replacement Option will be equal to the number of months of vesting remaining as of the Exchange Date for the applicable Exchanged Option (rounded down one month if an Exchanged Option has accrued at least two weeks of vesting for the month prior to the Exchange Date) plus six (6) additional months of vesting.

        As an example, assume that an Eligible Option to purchase 1,000 shares of Common Stock that has twelve (12) months of vesting remaining as of the Exchange Date is exchanged pursuant to this Offer. The Replacement Option to purchase 1,000 shares of Common Stock granted in exchange would be completely unvested on the Grant Date, and would vest monthly in equal installments over the eighteen (18) months following the Grant Date, so long as the Eligible Participant remains in continuous service with the Company.

        As another example, assume that an Eligible Option to purchase 1,000 shares of Common Stock that is fully vested as of the Exchange Date is exchanged pursuant to this Offer. The Replacement Option to purchase 1,000 shares of Common Stock granted in exchange would be completely unvested on the Grant Date, and would vest monthly in equal installments over the six (6) months following the Grant Date, so long as the Eligible Participant remains in continuous service with the Company.

        As a third example, assume that a completely unvested Eligible Option to purchase 1,000 shares of Common Stock, which is scheduled to vest over four (4) years beginning from the Exchange Date, is exchanged pursuant to this Offer. The Replacement Option to purchase 1,000 shares of Common Stock granted in exchange would be completely unvested on the Grant Date, and would have an additional six (6) months added to the vesting schedule to which the Exchanged Option was subject, so that the Replacement Option would vest in equal monthly installments over the four and one half (4 1/2) years following the Grant Date, so long as the Eligible Participant remains in continuous service with the Company.

        In addition to the changes in the vesting schedule to which Replacement Options will be subject, no Replacement Option, whether or not it is vested, will be exercisable until six (6) months after the Grant Date; provided, however, that if, during this six-month waiting period, there is a change in corporate ownership of the Company or your employment or service with the Company terminates by reason of your retirement, death or disability, you will be allowed to exercise the vested portion of your Replacement Options in accordance with the post-termination exercise period stated in the Plan. If, however, there is no change in corporate ownership of the Company and your employment or service with the Company terminates for any reason other than retirement, death or disability, you will not be allowed to exercise the vested portion of your Replacement Option until at least six (6) months from the Grant Date, but following the conclusion of that six-month waiting period, you will be permitted to exercise the vested portion of your Replacement Options, to the extent such options have not expired, in accordance with the post-termination exercise period stated in the Plan. If you terminate your employment prior to three months and a day after the Grant Date, you may not be able to exercise the vested portion of your Replacement Option. Please note that for these purposes, the Company intends to interpret the term "retirement" as broadly as possible under the Fair Labor Standards Act, and in a manner consistent with any regulations promulgated by the U.S. Department of Labor under that Act.

Q14. WHEN WILL THE REPLACEMENT OPTIONS EXPIRE?

        The Replacement Options will expire at 5:00 p.m., Pacific Time, on the day prior to the ten-year anniversary of the Grant Date (so long as you remain employed by or continue service with the Company).

Q15. HOW LONG WILL I HAVE TO WAIT TO PURCHASE COMMON STOCK UNDER MY REPLACEMENT OPTIONS?

        You will not be able to exercise any of your Replacement Options until they vest, and until six (6) months after the Grant Date. The shares subject to a given Replacement Option will vest in equal monthly installments over that number of months equal to the number of months of vesting remaining as of the Exchange Date for the applicable Exchanged Option (rounded down one month if an Exchanged Option has accrued at least two weeks of vesting for the month prior to the Exchange Date) plus six (6) additional months (See the answer to Question 13 above). On the date that Replacement Options are granted, they will be completely unvested. You would not be able to purchase any shares of Common Stock under the Replacement Options on the Grant Date. As the Replacement Options vest in equal monthly installments following the Grant Date, you would be able to purchase the number of shares of Common Stock underlying the Replacement Options that have vested, provided at least six (6) months have elapsed from the Grant Date.

Q16. IF I ELECT TO EXCHANGE ELIGIBLE OPTIONS, WILL MY ELECTION AFFECT OTHER COMPONENTS OF MY COMPENSATION?

        No. Whether or not you accept or reject the Offer will not affect your compensation in the future. Your acceptance or rejection of the Offer will not result in your becoming more or less likely to receive stock option grants in the future, other than the Replacement Options. However, the Company cannot grant you any new options between the Exchange Date and the Grant Date if you accept the Offer.

Q17. IF I ELECT TO EXCHANGE ELIGIBLE OPTIONS, DO I HAVE TO EXCHANGE ALL OF MY ELIGIBLE OPTIONS OR CAN I JUST EXCHANGE SOME OF THEM?

        Should you choose to accept this Offer, you are not obligated to tender each Eligible Option and are free to elect to tender as many or as few of the Eligible Options as you wish. Please note that you must tender all shares issuable under each particular Eligible Option you wish to tender. You may tender a partially exercised Eligible Option so long as you tender all unexercised shares subject to such Eligible Options.

        As an example, assume that Tularik grants an eligible employee three (3) separate option grants to purchase an aggregate total of 750 shares of Common Stock and all of these grants have been made under the Plan. The first option grant is for the purchase of 250 shares of Common Stock at an exercise price of $3.00 per share and was granted on January 5, 1999. The second option grant is for the purchase of 250 shares of Common Stock at an exercise price of $38.50 per share and was granted on January 5, 2000. The third option grant is for the purchase of 250 shares of Common Stock at an exercise price of $26.00 per share and was granted on January 5, 2001. None of the option grants have been exercised. Under the terms of this Offer, only the second and third option grants with exercise prices greater than or equal to $14.00 per share are Eligible Options as defined herein. If the employee elects to participate in the exchange, the employee has the option to exchange either the second or third option grants, or both grants. For each of the grants exchanged, the employee would be required to exchange all 250 options to purchase shares subject to that grant. If any of these option grants had been partially exercised, the employee would be required to tender all of the remaining unexercised shares subject to that option grant.

Q18. WILL I HAVE TO PAY TAXES IF I EXCHANGE MY OPTIONS IN THE OFFER?

        If you accept the Offer, you will not recognize income for U.S. federal income tax purposes at the time of the exchange or at the time we grant Replacement Options to you, nor will U.K. or German employees have to pay U.K. or German taxes at that time. (See Section 12 of this Offer to Exchange.) We recommend that you consult with your tax advisor to determine all the tax consequences of accepting the Offer. If you are an employee based outside of the United States, we recommend that you consult with your tax advisor to determine the tax and social contribution consequences of this transaction under the laws of the country in which you live and work.

Q19. WHEN DOES THE OFFER EXPIRE? CAN THE OFFER BE EXTENDED, AND IF SO, HOW WILL I KNOW IF IT IS EXTENDED?

        The Offer expires on January 17, 2003, at 5:00 p.m., Pacific Standard Time, unless we extend it.

        Although we do not currently intend to do so, we may, in our discretion, extend the Offer at any time. If we extend the Offer, we will announce the extension no later than 5:00 p.m., Pacific Standard Time, on January 17, 2003. (See Section 14 of this Offer to Exchange.)

Q20. WHAT DO I NEED TO DO?

        Whether or not you accept the Offer, you need to make your election, sign the Election Form and deliver the Election Form to Chris Smith or Brandy Garduno at Tularik before 5:00 p.m., Pacific Standard Time, on January 17, 2003 (or a later Expiration Date if Tularik extends the Offer). The Election Form may be sent via mail, courier, e-mail or facsimile. Chris Smith and Brandy Garduno are located at Tularik's corporate headquarters in South San Francisco, California. Their direct facsimile number is (650) 825-7392, and their e-mail address is exchange@tularik.com. Election Forms must be received before 5:00 p.m., Pacific Standard Time, on January 17, 2003 (or a later Expiration Date if Tularik extends the Offer), not placed in the mail or other delivery system by the expiration time. If Election Forms are sent by e-mail or facsimile, originals should be sent by mail, courier or hand delivery as soon as possible.

        You should direct questions about this Offer, requests for assistance in completing the related documentation and requests for additional copies of this Offer to Exchange or related documents to Chris Smith or Brandy Garduno via e-mail at exchange@tularik.com. Alternatively, you may reach Chris Smith via telephone at (650) 825-7395 or Brandy Garduno at (650) 825-7206. You should review this Offer to Exchange, the Election Form and all of their attachments before making your election.

        If we extend the Offer beyond January 17, 2003, then you must sign and deliver the Election Form before the extended expiration of the Offer. We may reject any Eligible Options to the extent that we determine the Election Form is not properly completed or to the extent that we determine it would be unlawful to accept the options. Although we may later extend, terminate or amend the Offer, we currently expect to accept all properly exchanged options promptly following the deadline of 5:00 p.m., Pacific Standard Time, on January 17, 2003 (or a later Expiration Date if Tularik extends the Offer). IF YOU DO NOT SIGN AND DELIVER THE ELECTION FORM BEFORE THE OFFER EXPIRES, IT WILL HAVE THE SAME EFFECT AS IF YOU REJECTED THE OFFER. (SEE SECTION 3 OF THIS OFFER TO EXCHANGE.)

Q21. DURING WHAT PERIOD OF TIME MAY I CHANGE MY PREVIOUS ELECTION?

        You may change your previous election at any time before 5:00 p.m., Pacific Standard Time, on January 17, 2003. If we extend the Offer beyond that time, you may change your previous election at any time until the extended expiration of the Offer. To change your election, you must deliver a Notice of Change in Election Form to Chris Smith or Brandy Garduno before the Offer expires. If you change your election from reject to accept you will also be required to fill out and deliver a new Election Form. You may change your election more than once. (See Section 4 of this Offer to Exchange.)

Q22. WHAT HAPPENS TO MY OPTIONS IF I DO NOT ACCEPT THE OFFER?

        Nothing. If you do not accept the Offer, you will keep all of your current options and you will not receive Replacement Options. No changes will be made to your current options. (See Section 12 of this Offer to Exchange.) We do not believe that our Offer to you will affect the tax status of any of your Eligible Options that qualify as "incentive stock options." However, the IRS may characterize our Offer to you as a "modification" of those incentive stock options, even if you decline the Offer. A successful assertion by the IRS that your incentive stock options were modified would extend the period you would have to hold the shares purchased under those options to qualify all of the gain on a subsequent sale of those shares as long-term capital gain. Such an extended holding period for long-term capital gain would require that the sale of the shares not take place until the later of (i) two years from the date of the deemed modification of your incentive stock options or (ii) one year from the date of the option exercise for those shares. If you choose not to exchange your Eligible Options, we recommend that you consult with your own tax advisor to determine the tax consequences applicable to the exercise of the Eligible Options you do not exchange and to the subsequent sale of the common stock purchased under those options.

Q23. UNDER WHAT CIRCUMSTANCES WOULD THE COMPANY NOT ACCEPT MY OPTIONS?

        We currently expect that we will accept promptly after the Expiration Date all Eligible Options that are properly submitted to be exchanged and for which the election has not been validly withdrawn. We may, however, reject any or all Election Forms, Notice of Change in Election Forms or Exchanged Options to the extent that we determine they were not properly executed or delivered, to the extent that we determine it is unlawful to accept the Exchanged Options or to the extent certain conditions exist that in our reasonable judgment makes it inadvisable to proceed with the Offer. (See Sections 3, 5 and 6 of this Offer to Exchange.)

Q24. WHAT HAPPENS TO OUR REPLACEMENT OPTIONS IF TULARIK MERGES WITH OR IS ACQUIRED BY ANOTHER COMPANY PRIOR TO THE DATE THE REPLACEMENT OPTIONS ARE GRANTED?

        If Tularik merges with or is acquired by another entity between the Exchange Date and the Grant Date, then the resulting entity will be bound to grant the Replacement Options under the same terms as provided herein; however, the type of security and the number of shares covered by each Replacement Option would be determined by the acquisition agreement between Tularik and the acquiror based on the same principles applied to value the options to acquire Tularik Common Stock that are outstanding at the time of the acquisition. As a result of the ratio in which our Common Stock may convert into an acquiror's common stock in an acquisition transaction, you may receive options for more or fewer shares of the acquiror's stock than the number of shares subject to the Replacement Options that you would have received if no acquisition had occurred. In the event that Tularik acquires another entity, no change will occur with respect to your election to participate in the Offer.

        If your employment or service is terminated by any successor entity prior to the Grant Date, then you will not receive any Replacement Options in exchange for your Eligible Options that were cancelled. In addition, your cancelled options will not be returned to you nor will you realize any value from the options that are exchanged. For U.K. participants, a merger or acquisition may (depending on the circumstances) affect Tularik's ability to ensure that the new options are approved options.

        If a merger or similar transaction is effective after the Grant Date for Replacement Options, then Eligible Participants who have Exchanged Options under this Offer will be subject to the terms of Tularik's 1997 Equity Incentive Plan. Under the Plan, an acquiror of Tularik shall assume outstanding options (including Replacement Options after the Grant Date) or substitute similar stock awards. If the acquiror refuses to assume options outstanding under the Plan or to substitute similar stock awards for options outstanding under the Plan, then the Plan provides that the vesting of outstanding options, for all optionholders whose continuous service with Tularik has not terminated, shall be accelerated in full, followed by the termination of the options on the effective date of the acquisition transaction.

Q25. AFTER I AM GRANTED A REPLACEMENT OPTION, WHAT HAPPENS IF THAT REPLACEMENT OPTION ENDS UP UNDERWATER?

        We are conducting this Offer only at this time. Therefore, this Offer is considered a one-time offer and is not expected to be repeated in the future. As stock options granted under the Plan generally are valid for up to ten years from the date of initial grant, subject to continued service with the Company, the price of our Common Stock may appreciate over this period even if your option is underwater for some period of time after the grant date of the Replacement Options. HOWEVER, WE CAN PROVIDE NO ASSURANCE AS TO THE PRICE OF OUR COMMON STOCK AT ANY TIME IN THE FUTURE, AND NOTHING CONTAINED IN THIS DOCUMENT OR THE OTHER DOCUMENTS YOU RECEIVE RELATING TO THIS OFFER SHOULD BE INTERPRETED IN ANY WAY AS A CLAIM RELATING TO THE FUTURE PROSPECTS OF THE PRICE OF OUR COMMON STOCK, NOR SHOULD ANY INFERENCE ABOUT SUCH FUTURE PROSPECTS BE DRAWN FROM ANYTHING CONTAINED HEREIN OR THEREIN.

Q26. WHOM CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE OFFER?

        For additional information or assistance, you should contact Chris Smith or Brandy Garduno via e-mail at exchange@tularik.com. Alternatively, you may reach Chris Smith via telephone at (650) 825-7395 or Brandy Garduno at (650) 825-7206. In addition, there will be a company-wide meeting to present and discuss information about the Offer.

THE OFFER

1.    NUMBER OF OPTIONS; EXPIRATION DATE.

        We are offering to grant Replacement Options to purchase our Common Stock in exchange for all Eligible Options held by Eligible Participants. The Company is conducting the exchange with respect to Eligible Options on a one-for-one (1:1) basis and will grant Eligible Participants a Replacement Option covering the same number of shares underlying any Eligible Options that were cancelled. As of December 19, 2002, Eligible Options to purchase 2,385,425 shares of our Common Stock were outstanding and held by 338 Eligible Participants.

        You may exchange one or more of your Eligible Options, but you may not exchange less than all option shares subject to a particular Eligible Option. You may tender a partially exercised Eligible Option so long as you tender all unexercised shares subject to the Eligible Option.

        Our Offer is subject to the terms and conditions described in this Offer to Exchange. We will only accept options that are properly submitted for exchange and not validly withdrawn in accordance with Section 5 of this Offer to Exchange before the Offer expires on the Expiration Date.

        Your Replacement Options will represent one hundred percent (100%) of the total number of option shares of all your Eligible Options that were cancelled. Replacement Options issued in exchange for options granted under the Plan will also be issued under the Plan. The number of option shares to be represented by the Replacement Options will be adjusted for any stock splits, stock dividends, recapitalizations or similar transactions that may occur between the Exchange Date and the Grant Date.

        IF, FOR ANY REASON, YOU ARE NOT EMPLOYED BY TULARIK OR ONE OF ITS WHOLLY-OWNED SUBSIDIARIES FROM THE EXCHANGE DATE THROUGH THE GRANT DATE FOR THE REPLACEMENT OPTIONS, YOU WILL NOT RECEIVE ANY REPLACEMENT OPTIONS FOR YOUR ELIGIBLE OPTIONS THAT HAVE BEEN CANCELLED, NOR WILL THE COMPANY RETURN ANY ELIGIBLE OPTIONS THAT YOU EXCHANGED. PARTICIPATION IN THIS PROGRAM DOES NOT CONFER UPON YOU THE RIGHT TO REMAIN EMPLOYED BY THE COMPANY OR ITS SUBSIDIARIES.

        The term "Expiration Date" of this Offer means 5:00 p.m., Pacific Standard Time, on January 17, 2003, unless and until we, in our discretion, extend the period of time during which the Offer will remain open. If we extend the period of time during which the Offer will remain open, the term "Expiration Date" will refer to the latest time and date at which the Offer expires. See Section 14 of this Offer to Exchange for a description of our rights to extend, delay, terminate and/or amend the Offer.

        We will publish a notice via e-mail to each Eligible Participant if we decide to take any of the following actions prior to the Expiration Date:

  •
  increase or decrease what we will give you in exchange for your Eligible Options;

  •
  increase or decrease the number of Eligible Options to be exchanged in the Offer; or

  •
  extend or terminate the Offer.

        If the Offer is scheduled to expire within ten (10) business days from the date we notify you of such an increase or decrease, we also intend to extend the Offer until ten (10) business days after the date the notice is published.

        A "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight.

2.    PURPOSE OF THE OFFER.

        Many of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our Common Stock. By making this Offer, we intend to maximize stockholder value by creating better performance incentives for our employees.

        The Board of Directors has approved this Offer. We cannot guarantee that the Replacement Options will have a lower exercise price than those of the Eligible Options. The Board of Directors recognizes that the decision to accept or reject the Offer is an individual one that should be based on a variety of factors, and you should consult with your personal advisors if you have questions about your financial or tax situation. The Board of Directors does not make any recommendation as to your individual decision.

3.    PROCEDURES.

        Making Your Election.    To make your election to accept or reject this Offer, you must make your election, sign the Election Form and deliver the Election Form and any other required documents to Chris Smith or Brandy Garduno at Tularik before the Expiration Date. The Election Form may be sent via mail, courier, e-mail or facsimile. Chris Smith and Brandy Garduno are located at Tularik's corporate offices in South San Francisco, California. Their direct facsimile number is (650) 825-7392, and their e-mail address is exchange@tularik.com. If you have any questions regarding the Offer, you may also reach Chris Smith via telephone at (650) 825-7395 or Brandy Garduno at (650) 825-7206. Election Forms must be received before 5:00 p.m., Pacific Standard Time, on January 17, 2003 (or a later Expiration Date if Tularik extends the Offer), NOT placed in the mail or other delivery system by the expiration time. Election Forms received by e-mail or facsimile will be valid if received by the expiration time even though the originals are not yet received, but we request originals be sent by mail, courier or hand delivery as soon as possible. You do not need to return your stock option agreements for your Eligible Options to effectively elect to accept the Offer as they will be automatically cancelled if Tularik accepts your Eligible Options for exchange. However, you will be required to return your stock option agreements upon Tularik's request.

        Determination of Validity; Rejection of Options; Waiver of Defects; No Obligation to Give Notice of Defects.    We will determine, in our discretion, all questions as to the number of shares subject to Eligible Options and the validity, form, eligibility (including time of receipt) and acceptance of Election Forms and Notice of Change in Election Forms. Our determinations regarding these matters will be final and binding on all parties. We may reject any or all Election Forms, Notice of Change in Election Forms or Exchanged Options to the extent that we determine they were not properly executed or delivered or to the extent that we determine it is unlawful to accept the Exchanged Options. We may waive any or all of the conditions of the Offer for all Eligible Participants, but not as to only one or some of the Eligible Participants. We may waive any defect or irregularity in any Election Form or Notice of Change in Election Form with respect to any particular option or any particular optionholder. No Eligible Options will be accepted for exchange until all defects or irregularities have been cured by the optionholder exchanging the Eligible Options or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities involved in the election to exchange any options, and no one will be liable for failing to give notice of any such defects or irregularities.

        Our Acceptance Constitutes an Agreement.    If you elect to exchange your options according to the procedures described above, you will have accepted the Offer. Our acceptance of Eligible Options that are properly submitted for exchange will form a binding agreement between us and you on the terms and subject to the conditions of this Offer.

        Subject to our rights to extend, terminate and/or amend the Offer, we currently expect that we will accept promptly after the Expiration Date of the Offer all properly and timely made elections to exchange options that have not been validly withdrawn.

4.    CHANGE IN ELECTION.

        You may only change your election by following the procedures described in this Section 4.

        You may change your election at any time before 5:00 p.m., Pacific Standard Time, on January 17, 2003. If we extend the Offer beyond that time, you may change your election at any time until the extended expiration of the Offer.

        Please note you have been supplied with two different Notice of Change in Election Forms, one of which is to be used if you wish to reject the Offer after having accepted it and the other of which is to be used if you wish to accept the Offer after having rejected it. These forms should also be used if you wish to add or subtract Eligible Options after having accepted the Offer with respect to some or all of your Eligible Options. For example, if you previously elected to accept the Offer with respect to one Eligible Option, but not with respect to another, and now you wish to tender both options, you should use the form entitled "Notice of Change in Election from Reject to Accept," making sure to fill in the grant date of the Eligible Option you previously did not include. If you formerly elected to accept the Offer with respect to all of your Eligible Options, but no longer wish to tender one of your Eligible Options, you should use the form entitled "Notice of Change in Election from Accept to Reject," making sure to fill in the grant date of the Eligible Option you no longer wish to tender. Please note that while you may tender some of your Eligible Options and not others, you cannot tender some of the shares underlying an Eligible Option and not others. When you elect to tender an Eligible Option for exchange, you must tender all of the shares underlying that option.

        If you intend to change an election, it is important you follow these procedures: To change your election, you must deliver a Notice of Change in Election Form to Chris Smith or Brandy Garduno at Tularik before the Offer expires. The Notice of Change in Election Form must have your name on it and the date of your option grant, must be signed by you and must clearly indicate whether you elect to accept or reject the Offer. Please note that if you previously elected to reject the Offer and wish to change your election and accept the Offer with respect to any Eligible Option, you must also fill out and deliver a new Election Form along with the Notice of Change in Election. The Notice of Change in Election Form and new Election Form (if applicable) may be sent via mail, courier, e-mail or facsimile. Chris Smith and Brandy Garduno are located at Tularik's corporate offices in South San Francisco, California. Their e-mail address is exchange@tularik.com, and their fax number is (650) 825-7392. Notice of Change in Election Forms received by e-mail or facsimile will be valid if received by the Expiration Date even though the originals are not yet received, but we request that the originals be sent by mail, courier or hand delivery as soon as possible.

        Neither we nor any other person is obligated to give notice of any defects or irregularities in any Notice of Change in Election Form, and no one will be liable for failing to give notice of any defects or irregularities. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of Notice of Change in Election Forms. Our determinations regarding these matters will be final and binding.

5.    ACCEPTANCE OF OPTIONS FOR EXCHANGE AND CANCELLATION AND ISSUANCE OF REPLACEMENT OPTIONS.

        On the terms and subject to the conditions of this Offer, and promptly following the Expiration Date, we will promptly accept the Eligible Options for exchange and cancel all Eligible Options properly elected for exchange and not validly withdrawn before the Expiration Date. The Replacement

Options will be granted on July 18, 2003 (or a later date if Tularik extends the Offer)(previously defined as the "Grant Date").

        Your Replacement Option with respect to any Eligible Option will represent the same number of option shares of all Eligible Options that you exchange. The number of option shares to be represented by the Replacement Options will be adjusted for any stock splits, stock dividends, recapitalizations or similar transactions that may occur between the Exchange Date and the Grant Date. If you are not continuously employed by or in continuous service with Tularik or one of its wholly-owned subsidiaries through the date the Replacement Options are granted, you will not be eligible to receive a Replacement Option. In addition, no portion of a Replacement Option will be exercisable until it vests. We will give you notice of our acceptance for exchange and cancellation of Eligible Options validly elected for exchange and not properly withdrawn as of the Expiration Date. We will notify you on or prior to the Expiration Date, or as soon as possible thereafter, if we reject your election. If you are not notified of a rejection and you receive notice of our acceptance for exchange and cancellation of all Eligible Options validly elected for exchange and not properly withdrawn, you may assume that your properly executed and delivered Election Form has been accepted. However, we are not obligated to give notice of any defects or irregularities involved in the election to exchange any options, and no one will be liable for failing to give notice of any such defects or irregularities. After we accept Eligible Options for exchange and cancellation and after the Exchange Date, we will promptly send each optionholder who accepted the Offer a letter confirming acceptance and the number of Replacement Options that we will grant to the optionholder.

6.    CONDITIONS OF THE OFFER.

        We will not be required to accept any Eligible Options that you elect to exchange, and we may terminate or amend the Offer, or postpone our acceptance and cancellation of any Eligible Options that you elect to exchange, in each case if at any time on or after December 19, 2002 and on or before the Exchange Date, we determine that any of these events has occurred that, in our reasonable judgment, makes it inadvisable for us to proceed with the Offer or to accept and cancel Eligible Options that you elect to exchange, including, but not limited to, the following:

  •
  any action or proceeding by any government agency, authority or tribunal or any other person, domestic or foreign, is threatened or pending before any court, authority, agency or tribunal that directly or indirectly challenges the making of the Offer, the acquisition of some or all of the exchanged options, the issuance of Replacement Options, or otherwise relates to the Offer or that, in our reasonable judgment, could materially and adversely affect our business, condition (financial or other), income, operations or prospects;

  •
  any action is threatened, pending or taken, or any approval is withheld, by any court or any authority, agency or tribunal, which action or withholding, in our reasonable judgment, would or might directly or indirectly:

  (a)
  make it illegal for us to accept some or all of the Eligible Options or to issue some or all of the Replacement Options or otherwise restrict or prohibit consummation of the Offer or otherwise relate to the Offer;

  (b)
  delay or restrict our ability, or render us unable, to accept the Eligible Options for exchange and cancellation or to issue Replacement Options for some or all of the exchanged Eligible Options;

  (c)
  materially impair our ability to provide employees with compensation by decreasing the value of the Replacement Options or otherwise; or (d) materially and adversely affect our business, condition (financial or other), income, operations or prospects;

  •
  there is:

  (a)
  any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market; or

  (b)
  the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

  •
  another person publicly makes or proposes a tender or exchange offer for some or all of our Common Stock, or an offer to merge with or acquire us, or we learn that:

  (a)
  any person, entity or "group," within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934 (the "Exchange Act"), has acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares of our Common Stock, or any new group shall have been formed that beneficially owns more than 5% of the outstanding shares of our Common Stock, other than any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC before December 19, 2002;

  (b)
  any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC before December 19, 2002 has acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding shares of our Common Stock; or

  (c)
  any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 disclosing or made a public announcement that it intends to acquire us or any of our assets or securities; or

  •
  any change or changes occur in our business, condition (financial or other), assets, income, operations, prospects or stock ownership that, in our reasonable judgment, is or may be material to us. Examples of such a material change include:

  (a)
  litigation or other proceedings instituted against the Company or its subsidiaries, or any of our officers or directors in their capacities as such, before or by any Federal, state or local court, commission, regulatory body, administrative agency or other governmental or legislative body, domestic or foreign, in which an unfavorable ruling, decision, action, order, decree or finding resulting from such litigation or proceeding would materially and adversely affect the Company;

  (b)
  a material loss or interference with our business or properties from fire, explosion, earthquake, flood or other casualty, whether or not covered by insurance, or from any labor dispute;

  (c)
  a greater than 25% decline or increase in our stock price or volatility in the market price of our stock that is significantly greater than historical averages resulting from any number of factors including, but not limited to, fluctuations in our operating results, announcements of technological innovations or new products, the announcement, commencement, termination or modification of collaborative relationships by the Company or our competitors, clinical trial results or changes in product development status, developments in patent or other proprietary rights, or general market conditions;

  (d)
  the suspension of trading in our equity securities by the Securities and Exchange Commission or by the Nasdaq Stock Market; or

  (e)
  a negative trend in the prospects for our business in the future resulting from any number of factors including, but not limited to, announcements of technological innovations or new products, the announcement, commencement, termination or modification of collaborative relationships by the Company or our competitors, clinical trial results or changes in product development status, developments in patent or other proprietary rights, increased or decreased public concern as to the safety of drug delivery solutions developed by the Company or others, general market conditions, a material adverse change in the financial or securities markets in the United States or in political, financial or economic conditions in the United States or any outbreak or material escalation of foreign or domestic hostilities or other calamity or crisis.

        The conditions to the Offer are for our benefit. We may assert the conditions to the Offer in our discretion before the Expiration Date, and we may waive the conditions to the Offer in accordance with applicable law, at any time and from time to time before the Expiration Date, whether or not we waive any other condition to the Offer.

        Our failure to exercise any of these rights is not a waiver of any of these rights. The waiver of any of these rights with respect to particular facts and circumstances is not a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this Section 6 will be final and binding upon everyone.

        We currently expect that we will accept promptly after the Expiration Date all Eligible Options that are properly submitted to be exchanged and have not been validly withdrawn.

7.    PRICE RANGE OF COMMON STOCK.

        There is no established trading market for the Eligible Options. The securities underlying the Eligible Options are shares of our Common Stock. Our Common Stock is quoted on the Nasdaq National Market under the symbol "TLRK." The following table shows, for the periods indicated, the high and low closing sale prices per share of our Common Stock as reported on the Nasdaq National Market.

Quarter Ended or Ending	High	Low
Fiscal Year 2002
December 31, 2002 (through December 17, 2002)	$9.64	$5.93
September 30, 2002	$8.79	$6.75
June 30, 2002	$16.85	$6.85
March 31, 2002	$24.98	$16.44
Fiscal Year 2001
December 31, 2001	$26.03	$18.17
September 30, 2001	$26.25	$16.75
June 30, 2001	$27.50	$16.44
March 31, 2001	$30.00	$17.56
Fiscal Year 2000
December 31, 2000	$34.94	$26.44
September 30, 2000	$35.75	$26.00
June 30, 2000	$38.63	$20.63
March 31, 2000	$89.63	$30.00
Fiscal Year 1999
December 31, 1999 (commencing December 10, 1999)	$35.63	$18.69

        As of December 17, 2002, the last reported sale price of our Common Stock, as reported on the Nasdaq National Market, was $8.17 per share.

        We cannot guarantee that the Replacement Options will have a lower exercise price than those of the Eligible Options.    We recommend that you obtain current market quotations for our Common Stock before deciding whether to elect to exchange your options.

8.    SOURCE AND AMOUNT OF CONSIDERATION; TERMS OF REPLACEMENT OPTIONS.

        Consideration.    The Company is conducting the exchange with respect to Eligible Options on a one-for-one (1:1) basis. Thus, for those employees who elect to participate in the Offer, on the Grant Date, the Company will grant Replacement Options covering the same number of shares as were subject to any of such employee's Exchanged Options (so long as such employee's employment or service with the Company or its subsidiaries continues through the Grant Date). The number of option shares to be represented by the Replacement Options will be adjusted for any stock splits, stock dividends, recapitalizations or similar transactions that may occur between the Exchange Date and the Grant Date.

        If we receive and accept exchange of all Eligible Options outstanding as of December 19, 2002, we will grant Replacement Options in exchange for such Eligible Options to purchase an aggregate total of 2,385,425 shares of our Common Stock. The Common Stock issuable upon exercise of all such Replacement Options would equal approximately 4.4% of the total shares of our Common Stock outstanding as of December 17, 2002.

        Merger or Acquisition of Tularik.    If Tularik merges with or is acquired by another entity between the Exchange Date and the Grant Date, then the resulting entity will be bound to grant the Replacement Options under the same terms as provided herein; however, the type of security and the number of shares covered by each Replacement Option would be determined by the acquisition agreement between Tularik and the acquiror based on the same principles applied to value the options to acquire Tularik Common Stock that are outstanding at the time of the acquisition. As a result of the ratio in which our Common Stock may convert into an acquiror's common stock in an acquisition transaction, you may receive options for more or fewer shares of the acquiror's stock than the number of shares subject to the Replacement Options that you would have received if no acquisition had occurred. In the event that Tularik acquires another entity, no change will occur with respect to your election to participate in the Offer.

        If a merger or similar transaction is effective after the Grant Date for Replacement Options, then Eligible Participants who have exchanged options under this Offer will be subject to the terms of Tularik's 1997 Equity Incentive Plan. Under the Plan, an acquiror of Tularik must assume options outstanding (including Replacement Options after the Grant Date), or substitute similar stock awards. If the acquiror refuses to assume options outstanding under the Plan or to substitute similar stock awards for options outstanding under the Plan, then the Plan provides that the vesting of outstanding options, for all optionholders whose continuous service with Tularik has not terminated, shall be accelerated in full, followed by the termination of the options on the effective date of the acquisition transaction.

        Terms of Replacement Options.    Replacement Options issued in exchange for options granted under the Plan will also be issued under the Plan. Replacement Option agreements will be executed between each optionholder who accepts the Offer and Tularik. The Replacement Option agreements will not permit the optionholders to exercise the Replacement Options prior to the time such options vest, and not prior to six (6) months after the Grant Date. The Replacement Options will be completely unvested on the Grant Date, and will vest, following the Grant Date, in equal monthly installments over that number of months equal to the number of months of vesting remaining as of the Exchange Date for the applicable Exchanged Options (rounded down one month if an Exchanged Option has accrued at least two weeks of vesting for the month prior to the Exchange Date), plus six (6) additional months. Note that there is no vesting of Exchanged Options (which will have been cancelled) or Replacement Options (which will not yet have been granted) during the six (6) months and one (1) day between the Exchange Date and the Grant Date. Exchanged Options will stop vesting on the Exchange Date, and Replacement Options will not begin vesting until the Grant Date. The issuance of Replacement Options under this Offer will not create any contractual or other right of the recipients to receive any future grants of stock options or benefits in lieu of stock options.

        The following description of the Plan and the Replacement Option agreements is a summary, and is not complete. Replacement Options will be subject to the terms and conditions of the Plan under which they will be granted and the applicable stock option agreement. Additional information about the Plan may be found in the Form S-8 Registration Statement and related Prospectus prepared in connection with the Plan. Please contact Chris Smith or Brandy Garduno at exchange@tularik.com to request copies of the Plan or related Prospectus and current form of stock option agreement. Copies will be provided promptly and at our expense. The form of stock option agreement may be changed with the approval of our Board of Directors or the Compensation Committee thereof prior to the date the Replacement Options are granted.

        General.    The Plan was adopted on November 1, 1999 as an amendment and restatement of our 1997 Equity Incentive Plan originally adopted on March 3, 1997. The Plan has subsequently been amended on June 14, 2001. As of December 17, 2002, there were 7,178,562 shares of our Common Stock reserved for issuance pursuant to the Plan and options to purchase 6,865,127 shares of our Common Stock issued and outstanding under the Plan. The Plan permits us to grant options intended to qualify as incentive stock options under the Internal Revenue Code, as well as nonqualified stock options. Each Replacement Option will be a nonqualified stock option, whether or not the applicable Exchanged Options were intended to qualify as incentive stock options.

        Administration.    The Board of Directors administers the Plan and has delegated administration of the Plan to the Compensation Committee of the Board of Directors. The Board of Directors has the authority to construe, interpret and amend the Plan.

        Term.    The term of each option granted under the Plan is fixed by the Plan administrator at the time of grant. Replacement Options to be granted under the Plan will have a term that expires at 5:00 p.m., Pacific Time, on the day prior to the ten-year anniversary of the initial grant date of the Replacement Option.

        Time of Exercise.    You may not exercise Replacement Options until at least six (6) months have elapsed from the date the Replacement Options are granted. If, during this six-month waiting period, there is a change in corporate ownership of the Company or your employment or service with the Company terminates by reason of your retirement, death, or disability, you will be allowed to exercise the vested portion of your Replacement Options in accordance with the post-termination exercise period stated in the Plan. If, however, there is no change of corporate ownership of the Company and your employment or service with the Company terminates for any reason other than retirement, death or disability, you will not be allowed to exercise the vested portion of your option until at least six (6) months from the date of grant, but following the conclusion of that six-month waiting period, to the extent that your vested options have not previously expired, you will be permitted to exercise the vested portion of your Replacement Options in accordance with the post-termination exercise period stated in the Plan.

        After the six-month waiting period described above, you may exercise the vested portion of a Replacement Option at any time prior to termination of the option. If your employment or service with us terminates for any reason other than your death or permanent disability, generally your post-termination exercise period will be three (3) months following your termination date. If your employment or service with us terminates as a result of your permanent disability, generally your post-termination exercise period will be six (6) months following your termination date. If your employment or service with us terminates as a result of your death, generally your estate or beneficiaries must exercise the vested portion of your Replacement Option within eighteen (18) months following your termination date (twelve (12) months for U.K. employees holding approved options). However, under no circumstances may you exercise the Replacement Option more than ten years minus one day from the date of grant of the Eligible Options.

        Exercise Price.    The Replacement Options will have an exercise price equal to the closing price of the Company's Common Stock as reported on the Nasdaq National Market on the last market trading day prior to the date of grant. We cannot guarantee that the Replacement Options will have a lower exercise price than those of the Eligible Options. We recommend that you obtain current market quotations for our Common Stock before deciding whether to elect to exchange your options. If any change is made in the Common Stock subject to any Replacement Option without the receipt of consideration by the Company (through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other transaction not involving the receipt of consideration by the Company), the number of shares subject to and the exercise price of the Replacement Options will be appropriately adjusted.

        Vesting.    Replacement Options will not be subject to the same vesting schedule as your Exchanged Options. Replacement Options will be completely unvested on the Grant Date, and will vest, following the Grant Date, in equal monthly installments over that number of months equal to the number of months of vesting that remained on the Exchange Date for the applicable Exchanged Option (rounded down one month if an Exchanged Option has accrued at least two weeks of vesting for the month prior to the Exchange Date), plus six (6) additional months. The Board of Directors has the authority to determine the time or times at which options granted under the Plan will vest and become exercisable. The Board may accelerate the vesting and exercisability of options (except for U.K. approved options).

        Tax Consequences.    You should refer to Section 12 of the Offer for a discussion of the U.S. federal income tax consequences of the Replacement Options and the Eligible Options, as well as the tax consequences of accepting or rejecting the Replacement Options under this Offer to Exchange. If you are a U.K. employee, please refer to Schedule B of this document entitled "U.K. Tax Consequences." Employees in Germany should consult relevant tax advisors with respect to any German tax matters. We recommend that you consult with your tax advisor with respect to tax matters.

        Registration of Option Shares.    All shares of Common Stock issuable upon exercise of options under the Plan, including the shares that will be issuable upon exercise of all Replacement Options, have been registered under the Securities Act of 1933, as amended (the "Securities Act"), on a Registration Statement on Form S-8 filed with the SEC. Unless you are considered an "affiliate" of Tularik, you will be able to sell your Replacement Option shares free of any transfer restrictions under applicable securities laws.

9.    INTERESTS OF DIRECTORS AND OFFICERS; TRANSACTIONS AND ARRANGEMENTS INVOLVING THE OPTIONS.

        A list of our directors and executive officers is contained in Schedule A attached to this Offer to Exchange. No director or executive officer of the Company holds Eligible Options under the 1997 Equity Incentive Plan.

        There is no agreement, arrangement or understanding between the Company or, to the best of our knowledge, any of our directors or executive officers, and any other person for the purchase or acquisition from the Company of any of its securities, except for the following:

  •
  outstanding options to purchase an aggregate of 6,865,127 shares of our Common Stock (as of December 17, 2002) pursuant to our 1997 Equity Incentive Plan, as amended;

  •
  David V. Goeddel, Jack M. Anthony, Michael D. Levy, Corinne H. Lyle, Steven L. McKnight, Andrew J. Perlman, William J. Rieflin and Terry J. Rosen currently hold options to purchase shares of Common Stock under the 1997 Equity Incentive Plan, as amended;

  •
  outstanding options to purchase an aggregate of 160,000 shares of our Common Stock (as of December 17, 2002) pursuant to our 1997 Non-Employee Directors' Stock Option Plan, as amended;

  •
  A. Grant Heidrich, Edward W. Holmes, Edward R. McCracken, Steven L. McKnight and Craig A.P.D. Saxton currently hold options to purchase shares of Common Stock under the 1997 Non-Employee Directors' Stock Option Plan, as amended;

  •
  outstanding warrants to acquire an aggregate of 281,985 shares of our Common Stock (as of December 17, 2002);

  •
  an aggregate of 1,004,515 shares of our Common Stock reserved for issuance (as of December 17, 2002) pursuant to our 1999 Employee Stock Purchase Plan, as amended;

  •
  David V. Goeddel, Jack M. Anthony, Michael D. Levy, Corinne H. Lyle, Andrew J. Perlman, William J. Rieflin and Terry J. Rosen currently hold shares of Common Stock under the 1999 Employee Stock Purchase Plan, as amended;

  •
  an aggregate of 159,577 shares of our Common Stock reserved for issuance (as of December 17, 2002) pursuant to our Salary Savings Plan, as amended; and

  •
  David V. Goeddel, Jack M. Anthony, Michael D. Levy, Corinne H. Lyle, Andrew J. Perlman, William J. Rieflin and Terry J. Rosen currently hold shares of Common Stock under the Tularik Salary Savings Plan, as amended.

        The following are, to the best of our knowledge, the only transactions that we, our directors, our executive officers or the affiliates of any of our directors or executive officers have engaged in that involved options to purchase our Common Stock or involved a purchase or sale of our Common Stock during the 60 days prior to this Offer to Exchange:

  •
  on November 25, 2002, Andrew J. Perlman, an officer of Tularik, received an option to purchase 50,000 shares of Common Stock at an exercise price of $8.73 per share;

  •
  on November 25, 2002, Jack M. Anthony, an officer of Tularik, received an option to purchase 100,000 shares of Common Stock at an exercise price of $8.73 per share;

  •
  on November 22, 2002, Steven L. McKnight, a director of Tularik, sold 20,000 shares of Common Stock at an average price of 9.13 per share;

  •
  on November 20, William J. Rieflin, an officer of Tularik, gifted 6,000 shares of Common Stock to trusts for the benefit of his children;

  •
  on October 30, 2002, Terry Rosen, an officer of Tularik, sold 15,000 shares of Common Stock at an average price of $7.32 per share;

  •
  on October 29, 2002, Terry Rosen, an officer of Tularik, sold 4,300 shares of Common Stock at an average price of $6.76 per share; and

  •
  on October 21, 2002, Terry Rosen, an officer of Tularik, sold 5,000 shares of Common Stock at an average price of $6.71 per share.

10.    STATUS OF OPTIONS ACQUIRED IN THE OFFER; ACCOUNTING CONSEQUENCES OF THE OFFER.

        Eligible Options that have been granted under the Plan and that we acquire in connection with the Offer will be cancelled, and the shares of Common Stock that may be purchased under those options will be returned to the pool of shares available for grants of new awards or options under the Plan without further stockholder action, except as required by applicable law or the rules of the Nasdaq National Market or any other securities quotation system or any stock exchange on which our Common Stock is then quoted or listed. We believe that we will not recognize any significant charges in our financial statements as a result of the Offer.

11.    LEGAL MATTERS; REGULATORY APPROVALS.

        We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by the Offer, or of any approval or other action by any government or regulatory authority or agency that is required for the acquisition or ownership of the options as described in the Offer (other than that certain approvals may be needed from the U.K. revenue authorities in order to enhance the tax status of U.K. approved options). If any other approval or action should be required, we presently intend to seek the approval or take the action. This could require us to delay the acceptance of any Eligible Options that you elect to exchange. We cannot assure you that we would be able to obtain any required approval or take any other required action. Our failure to obtain any required approval or take any required action might result in harm to our business. Our obligation under the Offer to accept exchanged Eligible Options and to issue

Replacement Options is subject to conditions, including the conditions described in Section 6 of this Offer to Exchange.

12.    MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES.

        The following is a general summary of the material U.S. federal income tax consequences of the exchange of options under the Offer. If you are a non-U.S. employee, the discussion of U.S. income tax consequences below does not apply to you, and we recommend that you consult with your tax advisor to determine the tax consequences of the Offer. UK employees may also review Schedule B for a summary of the UK tax consequences of the Offer. This discussion is based on the Internal Revenue Code, its legislative history, Treasury Regulations and administrative and judicial interpretations as of the date of the Offer, all of which may change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to apply in all respects to all categories of optionholders.

        If you exchange outstanding incentive or nonqualified stock options for a Replacement Option, you will not be required to recognize income for federal income tax purposes at the time of the exchange. We believe that the exchange will be treated as a non-taxable exchange.

        At the Grant Date of the Replacement Option, you will not be required to recognize additional income for federal income tax purposes. The grant of options is not recognized as taxable income.

        All Replacement Options issued to U.S. employees in exchange for Exchanged Options, whether such Exchanged Options were incentive stock options or nonqualified stock options, will be nonqualified stock options and will not be eligible for favorable tax treatment applicable to incentive stock options.

        Federal Income Tax Consequences of Incentive Stock Options.    You will not be subject to any current income tax if you elect to exchange your incentive stock options in exchange for Replacement Options.

        All Replacement Options you are granted will be nonqualified stock options. Unlike incentive stock options, nonqualified stock options are not eligible for favorable tax treatment applicable to incentive stock options.

        We do not believe that our Offer to you will change any of the terms of your Eligible Options if you do not accept the Offer. However, if you choose not to accept this Offer, it is possible that the IRS would assert that your right to exchange your Eligible Options that are incentive stock options under this Offer is a "modification" of your incentive stock options, even if you do not exchange the options. A successful assertion by the IRS that the options are modified could extend the options' holding period to qualify for favorable tax treatment and cause a portion of your incentive stock options to be treated as nonqualified stock options.

        Under current law, you should not have realized taxable income when incentive stock options, if applicable, were granted to you under our 1997 Equity Incentive Plan. In addition, you generally will not realize taxable income when you exercise an incentive stock option. However, the exercise of your incentive stock option may subject you to alternative minimum tax, because your alternative minimum taxable income may be increased by the amount that the aggregate fair market value of the shares you receive upon exercise of the option exceeds the aggregate exercise price you paid to exercise the option. Except in certain circumstances that are described in our 1997 Equity Incentive Plan and in your option agreement, such as your death or disability, if an option is exercised more than three months after your employment is terminated, the option will not be treated as an incentive stock option and is subject to taxation under the rules applicable to nonqualified stock options that are discussed below.

        When you sell Common Stock that you acquired by exercising an incentive stock option, the tax consequences of the sale depend on whether the disposition is "qualifying" or "disqualifying." The balance of the discussion in this Section 12, including the discussion regarding nonqualified stock options below, assumes that you exercise your option by paying the exercise price in cash. Please contact your tax adviser if you are considering exercising an option using Company common stock or other consideration. The disposition of the Common Stock is qualifying if it is made after the later of: (a) more than two years from the date the incentive stock option was granted and (b) more than one year after the date the incentive stock option was exercised.

        If the disposition of the Common Stock you received when you exercised incentive stock options is qualifying, any excess of the sale price over the exercise price of the option will be treated as long-term capital gain taxable to you at the time of the sale. If the disposition is not qualifying, which we refer to as a "disqualifying disposition," the excess of the fair market value of the Common Stock on the date the option was exercised over the exercise price will be taxable ordinary income to you at the time of the sale. However, if the difference between the sale price and the option exercise price is less than the amount in the preceding sentence, this lesser amount is ordinary income to you. Any amount in excess of the ordinary income amount will be long term capital gain or short term capital gain, depending on whether or not the Common Stock was sold more than one year after the option was exercised.

        If you sell Common Stock you received when you exercised an incentive stock option in a qualifying disposition, the Company will not be entitled to a deduction equal to the gain you realize when you completed that sale. However, if you sell, in a disqualifying disposition, Common Stock you received when you exercised an incentive stock option, the Company will be entitled to a deduction equal to the amount of compensation income taxable to you.

        Federal Income Tax Consequences of Nonqualified Stock Options.    Under current law, you will not realize taxable income upon the grant of a nonqualified stock option. However, when you exercise the option, the difference between the exercise price of the option and the fair market value of the shares subject to the option on the date of exercise will be treated as taxable compensation income to you immediately, and you will be subject to withholding of income and employment taxes at that time. The Company will be entitled to a deduction equal to the amount of compensation income taxable to you if we comply with applicable withholding and reporting requirements.

        The subsequent sale of the shares acquired pursuant to the exercise of a nonqualified stock option generally will give rise to capital gain or loss equal to the difference between the sale price and the sum of the exercise price paid for the shares plus the ordinary income recognized with respect to the shares, and this capital gain or loss will be treated as long term capital gain or loss if you held the shares for more than one year following exercise of the option.

        We recommend that you consult your tax advisor with respect to the federal, state, local and foreign tax consequences of participating in the Offer.

13.    TERMS OF THE OFFER SPECIFIC TO NON-U.S. EMPLOYEES.

        If you are a U.K. or German employee who holds options under the Plan you are also subject to the terms of this Offer as described herein. U.K. employees should refer to Schedule B of this document entitled "U.K. Tax Consequences" for a discussion of the tax consequences of accepting or rejecting the Replacement Options under U.K. law. German employees should consult their own tax adviser with respect to the tax consequences of the Offer.

14.    EXTENSION OF OFFER; TERMINATION; AMENDMENT.

        We may at any time, and from time to time, extend the period of time during which the Offer is open and delay accepting any options surrendered or exchanged by announcing the extension and giving oral or written notice of the extension to the optionholders.

        Prior to the Expiration Date, in order to terminate or amend the Offer, we may postpone accepting for cancellation any Eligible Options if any of the conditions specified in Section 6 of this Offer to Exchange occur. In order to postpone the acceptance for cancellation of any Eligible Option, we must announce the postponement and give oral or written notice of the postponement to the Eligible Participants. Our right to delay accepting and canceling Eligible Options may be limited by Rule 13e-4(f)(5) under the Exchange Act, which requires that we pay the consideration offered or return the surrendered options promptly after we terminate or withdraw the Offer.

        As long as we comply with any applicable laws, we may amend the Offer in any way, including decreasing or increasing the consideration offered in the Offer to optionholders or by decreasing or increasing the number of Eligible Options to be exchanged or surrendered in the Offer. Eligible Participants may change the election they have made in response to the Offer at any time prior to the Expiration Date.

        We may amend the Offer at any time by announcing the amendment. If we extend the length of time during which the Offer is open, we will issue the amendment no later than 5:00 p.m., Pacific Standard Time, on the previously announced Expiration Date. Any announcement relating to the Offer will be sent promptly to optionholders in a manner reasonably designed to inform optionholders of the change.

        If we materially change the terms of the Offer or the information about the Offer, or if we waive a material condition of the Offer, we may extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Exchange Act. Under these rules, the minimum period an Offer must remain open following material changes in the terms of the Offer or information about the Offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances. We will publish a notice via e-mail to each Eligible Participant if we decide to take any of the following actions:

  •
  increase or decrease what we will give you in exchange for your Eligible Options;

  •
  increase or decrease the number of Eligible Options to be exchanged in the Offer; or

  •
  extend or terminate the Offer.

        If the Offer is scheduled to expire within ten (10) business days from the date we notify you of such an increase or decrease, we intend to extend the Offer until ten (10) business days after the date the notice is published.

15.    FEES AND EXPENSES.

        We will not pay any fees or commissions to any broker, dealer or other person asking holders of Eligible Options to exchange such options pursuant to this Offer.

16.    INFORMATION ABOUT TULARIK.

        Our principal executive offices are located at Two Corporate Drive, South San Francisco, California 94080, and our telephone number is (650) 825-7300. Information regarding our directors and executive officers is contained in Schedule A attached to this Offer to Exchange and incorporated herein by reference. Our web site address is www.tularik.com. The information on our web site is not a part of this Offer.

        Tularik engages in the discovery and development of a broad range of novel and superior orally available medicines that act through the regulation of gene expression. Information concerning our business, including our background, strategy, products, collaborative efforts, manufacturing, research and product development, competition, intellectual property and employees, as well as the financial information, included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2001 and our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2002, June 30, 2002 and September 30, 2002 are incorporated by reference herein and may be inspected at, and copies may be obtained from, the same places and in the same manner as set forth under Section 18—"Additional Information."

        Set forth below is a selected summary of our financial information. The selected historical consolidated balance sheets and consolidated statements of operations data for the years ended December 31, 2001 and December 31, 2000 and the nine months ended September 30, 2002 and September 30, 2001 have been derived from the consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2001, filed with the SEC on March 15, 2002, and our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2002, filed with the SEC on November 13, 2002, and should be read together with the consolidated financial statements and related notes included in such reports.

TULARIK INC.

Condensed Consolidated Balance Sheets
(In thousands)

	September 30, 2002	December 31, 2001 (1)
ASSETS
Current assets:
Cash and cash equivalents	$69,355	$109,392
Short-term investments	105,706	107,197
Prepaid expenses and other current assets	5,881	6,832

Total current assets	180,942	223,421
Property and equipment, net	31,940	34,011
Other investments	3,000	25,337
Restricted investments	4,275	2,008
Other assets	5,359	5,405
Goodwill	3,100	3,100

Total assets	$228,616	$293,282

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$2,557	$4,855
Accrued compensation and related liabilities	2,509	3,039
Accrued liabilities	5,971	5,388
Current portion of long-term debt and capital lease obligations	6,516	6,685
Deferred revenue	12,025	14,211

Total current liabilities	29,578	34,178
Long-term debt and capital lease obligations	9,433	10,801
Long-term portion of deferred revenue	14,067	12,083
Other non-current liabilities	2,864	1,999

Total liabilities	55,942	59,061
Commitments
Minority interest in Cumbre Inc.	26,250	26,250
Stockholders' equity:
Convertible preferred stock; $.001 par value; 5,000,000 shares authorized; none issued and outstanding	—	—
Common stock; $.001 par value; 145,000,000 shares authorized; 50,851,204 and 49,890,865 shares issued and outstanding at September 30, 2002 and December 31, 2001, respectively	51	50
Additional paid-in capital	394,458	387,484
Notes receivable from stockholders	(60)	(230)
Deferred compensation, net	(89)	(351)
Other comprehensive loss	(1,493)	(125)
Cumulative translation adjustment	637	364
Accumulated deficit	(247,080)	(179,221)
Total stockholders' equity	146,424	207,971

Total liabilities and stockholders' equity	$228,616	$293,282

(1)
The condensed consolidated balance sheet at December 31, 2001 has been derived from the audited financial statements at that date but does not include all of the information and footnotes required by accounting principles generally accepted in the United States of America for complete financial statements.

Condensed Consolidated Statements of Operations
(In thousands, except per share data)

	Three months ended September 30,		Nine months ended September 30,
	2002	2001	2002	2001
Revenue:
Collaborative research and development	$5,551	$8,529	$18,302	$23,885
Operating expenses:
Research and development	26,344	23,736	80,168	64,180
General and administrative	2,898	2,660	8,900	8,886
	29,242	26,396	89,068	73,066
Loss from operations	(23,691)	(17,867)	(70,766)	(49,181)
Interest and other income	1,144	3,348	4,092	12,151
Realized gains on sale of securities	—	674	—	2,836
Interest expense	(391)	(384)	(1,185)	(1,143)
Net loss	$(22,938)	$(14,229)	$(67,859)	$(35,337)
Basic and diluted net loss per share	$(0.45)	$(0.29)	$(1.35)	$(0.72)
Weighted average shares used in computing basic and diluted net loss per share	50,697,103	49,390,492	50,373,847	48,845,929

        The financial information included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2001 and Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2002, June 30, 2002 and September 30, 2002 is incorporated by reference herein and may be inspected at, and copies may be obtained from, the same places and in the same manner as set forth under Section 18—"Additional Information."

17.    RISK FACTORS.

        Information concerning risk factors included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2001 and our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2002 is incorporated by reference herein. Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may impair our business operations. If any of the risks actually occur, our business could be harmed. In that event, the trading price of our Common Stock could decline.

        Our Common Stock is listed for quotation on the Nasdaq National Market System.

18.    ADDITIONAL INFORMATION.

        We recommend that you review the following materials that we have filed with the SEC before making a decision on whether to exchange your options:

  1.
  Our Annual Report on Form 10-K for the fiscal year ended December 31, 2001, filed on March 15, 2002, including all material incorporated by reference therein;

  2.
  Our Definitive Proxy on Schedule 14A, filed on March 19, 2002;

  3.
  Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2002, filed on May 15, 2002, including all material incorporated by reference therein;

  4.
  Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2002, filed on August 14, 2002, including all material incorporated by reference therein;

  5.
  Our Quarterly Report on Form 10-Q for the quarter ended September 30, 2002, filed on November 13, 2002, including all material incorporated by reference therein;

  6.
  Our Current Reports on Form 8-K, filed on January 9, 2002; March 19, 2002, as amended; October 21, 2002; December 2, 2002; and December 13, 2002;

  7.
  All other reports filed by us pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 2001, including all materials incorporated by reference therein; and

  8.
  The description of the Common Stock contained in our Registration Statement on Form 8-A filed on December 7, 1999.

The SEC file number for these filings is 000-28347. These filings and our other SEC filings may be examined, and copies may be obtained, at the following SEC public reference rooms:

450 Fifth Street, N.W. Room 1024 Washington, D.C. 20549	500 West Madison Street Suite 1400 Chicago, Illinois 60661

        You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330.

        Our SEC filings are also available to the public on the SEC's Internet site at http://www.sec.gov.

        Our Common Stock is quoted on the Nasdaq National Market under the symbol "TLRK," and our SEC filings can be read at the following Nasdaq address:

Nasdaq Operations
1735 K Street, N.W.
Washington, D.C. 20006

        We will also provide without charge to each person to whom we deliver a copy of this Offer to Exchange, upon his or her written or oral request, a copy of any or all of the documents to which we have referred you, other than exhibits to these documents (unless the exhibits are specifically incorporated by reference into the documents). Requests should be directed to:

Secretary
Tularik Inc.
Two Corporate Drive
South San Francisco, CA 94080

or by telephoning us at (650) 825-7300 between the hours of 9:00 a.m. and 5:00 p.m., Pacific Standard Time.

        As you read the documents listed in this Section 18, you may find some inconsistencies in information from one document to another. Should you find inconsistencies between the documents, or between a document and this Offer to Exchange, you should rely on the statements made in the most recent document.

        The information contained in this Offer to Exchange about Tularik should be read together with the information contained in the documents to which we have referred you.

19.    FORWARD-LOOKING STATEMENTS; MISCELLANEOUS.

        This Offer to Exchange and our SEC reports referred to above include forward-looking statements. However, the safe harbors of Section 27A of the Securities Act and 21E of the Exchange Act do not apply to statements made in connection with this Offer. These forward-looking statements involve risks and uncertainties that include, among others, those set forth in Section 17 of this document. More information about factors that potentially could affect our financial results is included in our filings with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2001, and our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2002.

        If at any time we become aware of any jurisdiction where the making of this Offer violates the law, we will make a good faith effort to comply with the law. If we cannot comply with the law, the Offer will not be made to, nor will exchanges be accepted from or on behalf of, the optionholders residing in that jurisdiction.

        The Board of Directors recognizes that the decision to accept or reject this Offer is an individual one that should be based on a variety of factors and you should consult your personal advisors if you have questions about your financial or tax situation. The information about this Offer from Tularik is limited to this document.

Tularik Inc.	December 19, 2002

SCHEDULE A

INFORMATION ABOUT THE DIRECTORS AND
EXECUTIVE OFFICERS OF TULARIK

        The directors and executive officers of Tularik and their positions and offices as of December 19, 2002 are set forth in the following table:

NAME	AGE	POSITION(S) HELD WITH THE COMPANY
David V. Goeddel, Ph.D.	51	Chief Executive Officer and Director
Andrew J. Perlman, M.D., Ph.D.	55	Executive Vice President
William J. Rieflin	42	Executive Vice President, Administration
Terry J. Rosen, Ph.D.	43	Executive Vice President, Operations
Jack M. Anthony	56	Senior Vice President, Business and Commercial Development
Michael D. Levy, M.D.	41	Vice President, Development and Chief Medical Officer
Corinne H. Lyle	42	Vice President, Chief Financial Officer
A. Grant Heidrich	50	Chairman of the Board of Directors
Edward W. Holmes, M.D.	61	Director
Edward R. McCracken	59	Director
Steven L. McKnight, Ph.D.	53	Director
Craig A.P.D. Saxton, M.D.	60	Director

        The address of each director and executive officer is c/o Tularik Inc., Two Corporate Drive, South San Francisco, CA 94080, and the telephone number is (650) 825-7300.

BIOGRAPHIES

JACK M. ANTHONY

        Jack M. Anthony has been Senior Vice President, Business and Commercial Development since November 2002. Prior to joining Tularik, Mr. Anthony served as Vice President of Global Business Development at Fibrogen, Inc., a biopharmaceutical company, from August 1998 until November 2002. Prior to joining Fibrogen, Mr. Anthony was the Executive Vice President of Marketing and Business Development at Cell Therapeutics, Inc. a biotechnology company, from April 1996 until August 1998. Previously, he held senior management positions at Inhale Therapeutic Systems, Inc., Applied Immune Sciences, Inc. and Baxter Healthcare Corporation.

EDWARD W. HOLMES, M.D.

        Edward W. Holmes, M.D. has served as a member of our Board of Directors since September 2002. Dr. Holmes is the Vice Chancellor for Health Sciences and Dean of the School of Medicine of the University of California, San Diego (UCSD). Prior to joining UCSD, Dr. Holmes was the Dean of the School of Medicine, Vice Chancellor for Academic Affairs and the Walter Kempner Professor of Medicine and Genetics at Duke University. Before that, Dr. Holmes served at Stanford University, where he was the Joseph Grant Professor in the School of Medicine, the Senior Associate Dean for Research, Vice President for Translational Medicine and Clinical Research and Special Counselor to the President of the University on Biomedical Research. He was recruited to Stanford from the University of Pennsylvania, where he served as Chair of the Department of Medicine and the Frank Wister Thomas Professor of Medicine and Genetics. Dr. Holmes began his career in academia in

1974 as a Howard Hughes Medical Investigator and an Assistant Professor of Medicine and Biochemistry at Duke University, rising through the ranks to become the Chief of the Division of Endocrinology, Metabolism and Genetics and the James B. Wyngaarden Professor of Medicine. Dr. Holmes is currently active on the NIH Scientific Boundaries Panel, the Scientific Advisory Board of GlaxoSmithKline and the National Diabetes and Digestive and Kidney Diseases Advisory Council of the National Institute of Health. He has been elected to membership in the American Society for Clinical Investigation and the Association of American Physicians and he is a Fellow of the American Association for the Advancement of Science and a member of the Institute of Medicine of the National Academy of Sciences. He holds a Doctor of Medicine degree from the University of Pennsylvania.

        The biographies for our other executive officers and directors are included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2001, filed with the SEC on March 15, 2002, and incorporated by reference herein.

SCHEDULE B

U.K. TAX CONSEQUENCES

        If you are subject to U.K. taxation, the information in this Schedule B provides you with certain information about the U.K. tax consequences of your option. You should understand, however, that this tax information is not complete. Furthermore, because tax laws and regulations may change, and interpretations of these laws and regulations can change the way the laws and regulations apply, you should consult with a tax advisor if you have questions relating to the tax consequences of your option and the sale of shares received under your option.

        Options granted to U.K. residents are either "approved options" or "unapproved options". Approved options are those options approved by the Inland Revenue that are given a certain advantageous tax status.

        To the extent that you are agreeing to cancel Eligible Options, provided the Company obtains approval from the Inland Revenue, your Replacement Options will be granted as approved options up to an aggregate limit of £30,000 worth of Replacement Options (the value of the Replacement Options will be calculated based on the closing price of the Company's Common Stock as reported on Nasdaq National Market on the last market trading day prior to the Grant Date) and any excess Replacement Options will be granted as unapproved options. To the extent that you are agreeing to cancel Eligible Options that are approved, the Company must obtain certain approvals in order to secure that your Replacement Options are also approved. The Company is in the process of obtaining the necessary approvals but cannot guarantee that these approvals will be received by the time the Replacement Options are granted. If we are unable to obtain the approval of Inland Revenue, approved Eligible Options may be exchanged for unapproved Replacement Options.

        The tax consequences of the Offer for you are as follows, however, we recommend that you consult with your tax advisor to determine the tax consequences of accepting the Offer:

At the Time the Options are Exchanged

        There should not be tax consequences for you at the time your Eligible Options are exchanged, either in the case of approved or unapproved options.

Unapproved Options

Grant of options

        There should not be tax consequences for you at the time your Replacement Options are granted, in the case of unapproved options.

Exercise of options

        Should you exercise an unapproved option in due course, you would at the time have to pay income tax and employees' NICs on the amount by which the then value of the shares exceeds the price you are paying for them. From 6 April 2003, employees' NICs will be payable at the rate of 1 percent on your earnings above the upper earnings limit (£30,940 a year from 6 April 2003) for NICs and at the rate of 11 percent on your earnings below the upper earnings limit. You will also have to sign a Joint Election that will make you responsible to pay employer's NICs on the same value.

        The income tax (and employees' NICs, if applicable) would be collected from you by deduction at source. If necessary you would be required to agree to a sale of sufficient of the shares to raise the necessary sums.

Sale of shares

        Should you sell the shares in due course, then for tax purposes you would be treated as making a capital gain of the amount (if any) by which the sale proceeds exceed the value of the shares at the time you exercised your option. As to how this gain would be taxed, see "Both Types of Option" below.

Approved Options

Grant of options

        There should not be tax consequences for you at the time your Replacement Options are granted, in the case of approved options.

Exercise of options

        If the Replacement Option is approved, then you should not have to pay any NICs when you exercise it. You also should not have to pay any income tax provided that you are exercising it:

  (a)
  at least three years from the date it was granted, and

  (b)
  at least three years from the last occasion on which you exercised, without having to pay income tax, any share option which is approved by the Inland Revenue. This includes options granted under other plans or even by different companies, except that it does not include savings related share options.

        If, however, you exercise an approved option outside these periods, you would have to pay income tax (but not NICs) as described above for unapproved options, except that this will not be paid by deduction at source; rather the Inland Revenue would assess this amount in due course.

Sale of shares

        In due course, should you sell any shares that you have acquired by exercising an approved option, you would be treated as making a capital gain on the amount (if any) by which the sale proceeds exceed:

  (a)
  the amount you paid for the shares, if you did not have to pay income tax when you exercised the option; or

  (b)
  if you did pay income tax on exercise, then the value of the shares when you exercised the option.

        As to how this gain would be taxed, see "Both Types of Option" below.

Both Types of Option

        If you sell shares, then as explained above you may be treated as making a capital gain for tax purposes (the preceding paragraphs explain how the amount of the gain is calculated).

        If so, you would have to pay capital gains tax ("CGT") on this amount at whatever is your top rate of tax, except that:

  (a)
  During the course of the tax year you do not have to pay CGT on gains up to a certain amount. This amount varies from year to year but in the tax year 2002-03 is £7,700.

  (b)
  There are also provisions which may apply whereby the longer you hold the shares the less CGT you may have to pay.

        Please note that the rules outlining CGT are complex and there are provisions under which you may be treated as selling a different "parcel" of shares of Tularik's stock from those that you thought you were selling. For example, if you were to exercise an option to purchase 1,000 shares of Tularik common stock and then sell 1,000 shares of Tularik stock on the market it is possible that you would be treated for CGT purposes as having sold a different parcel of 1,000 shares from the 1,000 shares underlying the stock option you exercised if you had bought or sold Tularik's stock in the past or buy or sell additional parcels of Tularik's stock in the future. We recommend that you consult with a tax advisor if you have questions relating to the tax consequences of your option and the sale of shares received under your option.

QuickLinks

  Exhibit 99.(a)(1)(A)